Exhibit (i)

Dechert LLP

1775 I Street N.W.

Washington, D.C. 20006

December 17, 2008

AQR Funds

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Ladies and Gentlemen:

This opinion is given in connection with the filing by AQR Funds, a Delaware statutory trust (“Trust”), of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A under the Securities Act of 1933 (“1933 Act”) and Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940 (“1940 Act”) relating to an indefinite amount of authorized shares of beneficial interest of the AQR Global Equity Fund, AQR International Equity Fund, AQR International Small Cap Fund, AQR Emerging Markets Fund, AQR Equity Plus Fund, AQR Small Cap Core Fund, AQR Small Cap Growth Fund, and AQR Diversified Arbitrage Fund, each a separate series of the Trust (together, “Funds”). The authorized shares of beneficial interest of the Funds are hereinafter referred to as “Shares.”

We have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) the initial Registration Statement filing with the Securities and Exchange Commission (“SEC”) on September 11, 2008, Pre-Effective Amendment No. 1 to the Registration Statement filing with the SEC on October 30, 2008 and Pre-Effective Amendment No. 2 to the Registration Statement filing with the SEC made on the date of this opinion; (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents, and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

AQR Funds

December 17, 2008

We consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement filing for the Funds and to the reference to Dechert LLP under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Funds, which is incorporated by reference into the Prospectus comprising a part of Pre-Effective Amendment No. 2 to the Registration Statement for the Funds. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP